EXHIBIT 99                                                    Philip M. Hanley
                                                       Chief Financial Officer
                                                American General Finance, Inc.
                                                                  812-468-5420



                     AMERICAN GENERAL FINANCE CORPORATION
                      ACHIEVES RECORD QUARTERLY EARNINGS
                            WITH STRONG LOAN GROWTH


HIGHLIGHTS

      - Record quarterly net income of $58 million; first half net income of $110 million

      -     Net finance receivables up $268 million over year-end

      -     Return on assets of 2.86%; return on equity of 18.06%

EVANSVILLE, IN, JULY 26, 1994.-- American General Finance Corporation posted record net income during 1994's second quarter, reaching $58 million versus $55 million for the second quarter of 1993, a 5% increase. Year-to-date net income also reached a new high of $110 million, an 8% increase over the six months ended June 30, 1993 which was $101 million, before one-time accounting changes of $12.6 million. Annualized year-to-date return on assets increased to 2.86% and return on equity was 18.06%, up from 2.83% and 17.57%, respectively, for the first six months of 1993 prior to the one-time accounting changes.

Net receivables grew $268 million during the first half of 1994, including $218 million in the second quarter. This growth occurred in all receivables categories, with significant gains in traditional consumer loans and retail sales finance contracts. Reemphasis on real estate lending also produced the first quarterly gain in that category since March 1993. The increase in earnings has been fueled by this asset growth, as well as by improved finance spreads and increased insurance revenues. The spread between yield and borrowing cost increased to 10.8% for the second quarter of 1994 and 10.7% year-to-date, compared with 10.1% and 10.0% for the comparable periods in
1993.    This  improvement  is  due  primarily  to  the  increased  yields  on receivables as well as to continued favorable borrowing costs. Delinquent receivables were 2.5% at June 30, 1994 while net charge offs were 2.0% for the first six months, compared to 2.3% and 1.7%, respectively, for 1993. Full year 1993 charge offs were 2.0% and delinquencies were 2.5% at December 31, 1993.

Daniel Leitch III, President and Chief Executive Officer, said in commenting on the results, "Solid growth in finance receivables is driving the improvement in operating earnings. We are encouraged by the recent increases in all receivables types."

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FINANCIAL HIGHLIGHTS:
(Dollars in Millions, Annualized Percents)

For the Quarter Ended June 30,            1994        1993

Total Revenues                            $335        $304

Net Income                                $ 58        $ 55

Finance Charge Yield                      17.4%       16.9%

Net Charge Offs                            2.0%        1.8%

For the Six Months Ended June 30,         1994        1993

Total Revenues                            $649        $596

Income Before Accounting Changes          $110        $101

Net Income                                $110        $ 89

Finance Charge Yield                      17.3%       16.9%

Net Charge Offs                            2.0%        1.7%

Return on Assets                           2.86%       2.83%*

Return on Equity                          18.06%      17.57%*
* Before one-time accounting changes of $12.6 million.

At:                                       6/30/94     12/31/93

Total Assets                              $7,985      $7,505

Net Receivables                           $6,140      $5,872

Delinquency                                2.5%        2.5%

American General Finance Corporation and its subsidiaries are engaged in the consumer finance and related credit insurance business. The company, headquartered in Evansville, Indiana, has nearly $8 billion in assets and operates over 1,200 offices in 39 states, Puerto Rico, and the U.S. Virgin Islands. Products and services are provided to approximately 2.4 million low-to-middle income American families. The company offers direct consumer and home equity loans; indirect retail sales financing; and credit and non-credit related insurance.
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